Exhibit 5.1
Hogan & Hartson
L.L.P.

one tabor center
suite 1500
1200 seventeenth street
denver, co 80202
tel (303) 899-7300
fax (303) 899-7333
WWW.HHLAW.COM
July 13, 2006
Board of Directors
Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, Colorado 80401
     Re: Registration Statement on Form S-1
Ladies and Gentlemen:
     We are acting as counsel to Canyon Resources Corporation, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering by selling stockholders of up to 8,215,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which consists of: (i) 5,130,000 shares of common stock (the “Private Placement Shares”) of which (A) 5,100,000 shares of common stock were issued in connection with several Subscription Agreements, dated as of June 1, 2006 (the “June Subscription Agreements”), by and between the Company and the investors named therein, and (B) 30,000 shares of common stock were issued in connection with the Mining Lease and Option to Purchase, dated June 23, 2006 (the “Option Purchase Agreement”), by and between the Company and Gerald W. and Fabiola A. Baughman; and (ii) 3,085,500 shares of common stock (the “Warrant Shares”) of which (A) 2,550,000 shares of common stock are issuable upon exercise of certain warrants, dated as of June 2, 2005 (the “June Warrants”), to purchase common stock issued by the Company pursuant to the June Subscription Agreements, and (B) 535,500 shares of common stock are issuable upon exercise of certain warrants, dated as of June 2, 2006 (the “Placement Agent Warrants”), issued by the Company pursuant to the placement agent engagement letter agreement, dated as of May 12, 2006, as amended (the “Placement Agent Agreement”), by and between the Company and Kuhns Brothers, Inc. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
     1. An executed copy of the Registration Statement.
     WASHINGTON, DC NEW YORK BALTIMORE NORTHERN VIRGINIA MIAMI LOS ANGELES DENVER BOULDER COLORADO SPRINGS BERLIN MUNICH BRUSSELS CARACAS LONDON PARIS GENEVA BUDAPEST WARSAW MOSCOW BEIJING HONG KONG SHANGHAI TOKYO

Hogan & Hartson L.L.P.
Board of Directors
Canyon Resources Corporation
July 13, 2006

     2. The Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of Delaware on June 28, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
     3. The Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
     4. Executed copies of the June Subscription Agreements.
     5. An executed copy of the Option Purchase Agreement.
     6. Executed copies of the June Warrants.
     7. Executed copies of the Placement Agent Warrants.
     8. Resolutions of the Board of Directors of the Company adopted (a) by unanimous written consent as of May 12, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of (i) the Placement Agent Agreement, (ii) the issuance of the Placement Agent Warrants and the Warrant Shares issuable thereunder, and (iii) the preparation and filing of the Registration Statement, and arrangements in connection therewith; (b) unanimous written consent as of May 23, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of (i) the June Subscription Agreements, and (ii) the offer, sale and issuance of certain Private Placement Shares, the June Warrants and the Warrant Shares issuable thereunder, pursuant to the June Subscription Agreements and arrangements in connection therewith; and (c) by unanimous written consent as of June 16, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of (i) the Option Purchase Agreement, and (ii) the issuance of certain Private Placement Shares pursuant to the Option Purchase Agreement, and arrangements in connection therewith.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Hogan & Hartson L.L.P.
Board of Directors
Canyon Resources Corporation
July 13, 2006

     Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Private Placement Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued upon exercise of the June Warrants and the Placement Agent Warrants (collectively, the “Warrants”) and upon payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.